UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 7, 2012

(Date of earliest event reported)

DONALDSON COMPANY, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-7891

Delaware	41-0222640
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1400 West 94th Street, Minneapolis, MN 55431

(Address of principal executive offices, including zip code)

(952) 887-3131

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 7, 2012, Donaldson Company, Inc. (the “Company”) entered into a credit agreement (the “Agreement”), dated as of December 7, 2012, among the Company, each of the lenders from time to time parties to the Agreement (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders and issuer of letters of credit. The Agreement creates a new five-year committed, unsecured, revolving credit facility in the amount of $250 million (subject to increase under the Agreement to an amount not exceeding $400 million). The credit facility includes a letter of credit facility in the amount of up to $25 million, the outstanding amounts of which decrease the available commitment. Upon closing of the Agreement on December 7, 2012, the Agreement replaced the Company’s previously existing $250 million unsecured, revolving credit facility, which would have expired in accordance with its terms on April 2, 2013.

The Company may elect the borrowings under the Agreement to bear interest at one of two rates. Borrowings under the Agreement may be made at an interest rate per annum equal to:

(1)	for a LIBOR Rate Loan (as defined in the Agreement), which may be made in U.S. dollars or an Offshore Currency (as defined in the Agreement), the sum of (A) the Applicable Rate (which is calculated based upon the Company’s debt-to-EBITDA ratio) and (B) the Offshore Rate (as defined in the Agreement), or

(2)	the sum of (A) the Base Rate (which is a rate per annum equal to the greatest of (i) the interest rate announced by the administrative agent as its prime rate, (ii) the sum of 0.50% per annum and the federal funds rate in effect on such day, and (iii) LIBOR (as defined in the Agreement) plus 1.00%) in effect from time to time, and (B) the Applicable Rate.

The Agreement requires the Company to maintain a consolidated interest coverage ratio of not less than 3.5 and an adjusted debt-to-EBITDA ratio of not more than 3.0. If the Company is not in compliance with either of these requirements, the Lenders may terminate the commitment and/or declare any loan then outstanding to be due.

The Agreement provides that the Company may not be a party to any merger or consolidation, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets, or permit any subsidiary to do so, except that any subsidiary of the Company may merge into the Company, and the Company or any subsidiary of the Company may merge with any other person so long as (1) in the case of any merger involving the Company, the Company is the surviving corporation, and (2) in the case of any merger involving a subsidiary of the Company (and not involving the Company), the surviving corporation is the subsidiary of the Company, provided, in each case, that no Default (as defined in the Agreement) shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

Amounts due under the Agreement may be accelerated upon a Default, such as a breach of a representation or covenant or the occurrence of bankruptcy, if not otherwise waived or cured.

Wells Fargo Bank, National Association and certain lenders that are parties to the Agreement have provided, from time to time, and may continue to provide, commercial banking, lending, investment, transfer agent, institutional trust, foreign exchange and other services to the Company, including letters of credit, depository and account processing services, for which the Company has paid and intends to pay customary fees.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 of this Current Report on Form 8-K, on December 7, 2012, the Company entered into a five-year committed, unsecured, revolving credit facility in the amount of $250 million (subject to increase under the Agreement to an amount not exceeding $400 million). The amount outstanding on the facility as of December 7, 2012, was approximately $65 million. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Credit Agreement, dated as of December 7, 2012, by and among Donaldson Company, Inc., as borrower, the Lenders referred to therein, and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONALDSON COMPANY, INC.

By:	/s/ Norman C. Linnell
Norman C. Linnell Vice President, General Counsel and Secretary

Date:  December 13, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of December 7, 2012, by and among Donaldson Company, Inc., as borrower, the Lenders referred to therein, and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.